UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              Knight Fuller, Inc.
                 ---------------------------------------------
                 (Name of Small Business Issuer in its Charter)


                              KNIGHT FULLER, INC.
         ---------------------------------------------------------------
       (Exact name of small business issuer as specified in its charter)


            Delaware                                         45-0476087
-------------------------------                  -----------------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

4020 Moorpark Road, Suite 108
   San Jose, CA                                     95117
-------------------------------------------     -----------------------------
  (Address of principal executive office)                     (Zip Code)


       Registrant's telephone number, including area code (805) 730-1978



           8260 E. Raintree Drive, Main Lobby, Scottsdale, AZ   85260
        ---------------------------------------------------------------
        (former name, former address and former fiscal year, if changed)



             YEAR 2005 EMPLOYEE/CONSULTANT STOCK COMPENSATION PLAN
             -----------------------------------------------------
                            (Full title of the plan)



                           Delaware Corporations, LLC
                              800 Delaware Avenue
                              Wilmington, DE 19899
            --------------------------------------------------------
           (Name, address and telephone number of agent for service)




                                                                            1
                        CALCULATION OF REGISTRATION FEE
                       ----------------------------------

TITLE OF              PROPOSED       PROPOSED       MAXIMUM      AMOUNT OF
SECURITIES            AMOUNT         MAXIMUM        AGGREGATE    REGISTRATION
TO BE                 TO BE          OFFERING       OFFERING     FEE (1)
REGISTERED            REGISTERED     PRICE          PRICE
                                     PER SHARE
----------------      ----------     --------       ---------    ------------
Common Stock           500,000(2)     $.25           $125,000     $14.70
$.0001 par value


(1) Estimated pursuant to Rule 457(c) and 457(h) solely for the purpose of calculating the Registration Fee, which is based on the determination of value of the Company's Common Stock as of December 15, 2004.

(2) Represents the maximum number of shares which may be issued under the Knight Fuller, Inc. 2005 Employee/Consultant Stock Compensation Plan (the
Plan).

PART II

                  INFORMATION REQUIRED IN REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference

The following documents which have been heretofore filed with the Securities and Exchange Commission (the Commission) by the Registrant pursuant to the Securities Exchange Act of 1934 (the Exchange Act) are incorporated by reference in this Registration Statement:

   (1) The Registrant's latest Annual Report on Form 10KSB was filed on April 14, 2004.

   (2) All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the period covered by the Form 10KSB referred to above have been filed, including Form 10QSB for the period ended March 31, 2004, filed May 14, 2004, Form 8-K, filed August 13, 2004, Form 10QSB for the quarter ended June 30, 2004, filed August 23, 2004, Form 8-K filed September 15, 2004, Form 8-K, filed September 24, 2004, Form 8-K filed November 10, 2004, Form 10QSB for the quarter ended September 30, 2004, filed on November 19, 2004, as amended on November 22, 2004, and January 3, 2005.

   (3) The description of the Common Stock of the Registrant is contained in the Registrant's Registration Statement on Form 8-A 12G, filed September 24, 2004. All documents filed by the Registrant with the Commission pursuant to
Section 13(a), 3(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                                                                            2
     Item 4. Description of Securities.

     Common stock, .0001 par value.


Item 5.  Interests of Named Experts and Counsel

The legality of the Common Stock offered hereby will be passed on by Kenneth G. Eade, Attorney at Law, of Santa Barbara, California.

The consolidated financial statements of Knight Fuller, Inc. for the year ended December 31, 2003 appearing in Knight Fuller, Inc.'s annual report on Form 10KSB, filed April 14, 2004, have been audited by Imowitz, Koenig & Co., LLP, its former auditors, as set forth in their report thereon are included in reliance upon such report given upon the author's firm as experts in accounting and auditing. The unaudited financial statements of Knight Fuller, Inc. appearing on its Form 10QSB for the nine months ended September 30, 2004, have been reviewed by Cordovano & Honeck, P.C.

Item 6. Indemnification of Directors and Officers.

The registrants' Certificate and Bylaws ("Charter Documents") provide certain limitations on the liability of their directors and officers and general partners for monetary damages to the registrant. The Charter Documents obligate the registrants to indemnify the directors and officers, and permit the registrants to indemnify employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the registrants and the stockholders against these individuals.

The registrants' Charter Documents limit the liability of the registrants' directors and officers to the registrant to the fullest extent permitted from time to time by Delaware law. Delaware General Corporate Law ("DGCL") permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses, legal fees and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each person acted in good faith and in a manner that he reasonably believed was in or not opposed to the registrant's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the actions or indemnification is ordered by the court.

It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities under the Securities Act of 1933, as amended (the Securities Act) is against public policy and unenforceable pursuant to Section 14 of the Securities Act.
                                                                            3
Item 8. Exhibits.

 5.1  Opinion of Kenneth G. Eade, Attorney at Law

10.16 Knight Fuller, Inc. Year 2005 Employee/Consultant Stock
      Compensation Plan

23.1  Consent of Imowitz, Koenig & Co., LLP

23.2  Consent of Cordovano and Honeck, PLC

23.3 Consent of Kenneth G. Eade, Attorney at Law (contained in the opinion filed as Exhibit 5.1 hereof).


     Item 9. Undertakings.

     The Registrant hereby undertakes:

   (a) (1) to file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any prospectus required by Section10(a) (3) of the Securities Act;

   (2) that, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

   (3) to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of this counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final jurisdiction of such issue.


                                    SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf, on December 30, 2004.


      Knight Fuller, Inc.

By:   Ron Pienaar
      ---------------------------
      Ron Pienaar, President
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                                                            4



Signature                          Title                     Date
-------------------             ---------------------      -------------
Allen Harrington                Chairman of the Board      January 3, 2005
Ron Pienaar                     CEO and President          January 3, 2005
Stephen Hallock                 Secretary and CFO          January 3, 2005



EXHIBIT 5.1 and 23.3
                                Kenneth G. Eade
                             510 State Street, Suite 15
                        Santa Barbara, California 93101
                       (805) 560-9828 Fax: (805) 560-3608


                                  December 28, 2004

Board of Directors
Knight Fuller, Inc.
563 Old Pretoria Road
Midrand, South Africa 59 1658

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 6, 2005, in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of the Company's Common Stock, par value .0001 (exclusive of any securities associated therewith, the Stock) to be sold by you pursuant to the Company's Year 2005 Employee/Consultant Stock Compensation Plan. (the Plan).

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Plan.

It is our opinion that the 500,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provide in the Plan, will be validly issued, fully-paid and non-assessable. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

     Very truly yours,

     Kenneth G. Eade
     --------------------------------
     Kenneth G. Eade, Attorney at Law
                                                                            5

                                                                  EXHIBIT 10.16

                              KNIGHT FULLER, INC.
             YEAR 2005 EMPLOYEE/CONSULTANT STOCK COMPENSATION PLAN

     I. PURPOSE OF THE PLAN.

The purpose of this Plan is to further the growth of Knight Fuller, Inc., by allowing the Company to compensate employees and certain other consultants who have provided bona fide services to the Company, through the award of Common Stock of the Company.

     II. DEFINITIONS.

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. Award means any grant of (i) Common Stock or (ii) options or warrants to purchase Common Stock made under this Plan.

2. Board of Directors means the Board of Directors of the Company.

3. Code means the Internal Revenue Code of 1986, as amended.

4. Common Stock means the Common Stock of the Company.

5. Date of Grant means the day the Board of Directors authorized the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

6. Consultant means any person or entity (i) who has rendered or will render bona fide services to the Company, and (ii) who, in the opinion of the Board of Directors, are in a position to make, or who have previously made, a significant contribution to the success of the Company.

7. Subsidiary means any corporation that is a subsidiary with regard to as that term is defined in Section 424(f) of the Code.

     III. EFFECTIVE DATE OF THE PLAN.

     The effective date of this Plan is January 3, 2005.


     IV. ADMINISTRATION OF THE PLAN.

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan and applicable law, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

                                                                             6
     V. STOCK SUBJECT TO THE PLAN.

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 500,000 shares which number represents 500,000 shares not yet issued under the Plan. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.

     II PERSONS ELIGIBLE TO RECEIVE AWARDS.

     Awards may be granted only to Employees and Consultants.

     II GRANTS OF AWARDS.

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employees and Consultants Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Employee and Consultant will relate, and the terms and conditions upon which an Award may be issued (including, without limitation, the date of exercisability, exercise price and term of any Award which constitutes an option or warrant to purchase Common Stock). No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the Act), or the rules and regulations promulgated thereunder.

     II DELIVERY OF STOCK CERTIFICATES.

As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

       IX. RIGHT TO CONTINUED ENGAGEMENT.

     Nothing in this Plan or in the grant of an Award shall confer upon any Consultant the right to continued engagement by the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Consultant or to terminate any consulting relationship at any time.

     X. LAWS AND REGULATIONS.

     1. The obligation of the Company to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

2. This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.
                                                                            7

     XI.  TERMINATION OF THE PLAN.

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

     XII. DELIVERY OF PLAN.

A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.


                                                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in the Registration Statement of Knight Fuller, Inc., on Form S-8 to be filed on or about January 6, 2005, with the Securities and Exchange Commission our reports for the year ended December 31, 2003, on the financial statements of Knight Fuller, Inc., which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Form 10KSB for the periods then ended. We also consent to the reference to our firm under the caption "Experts."

Imowitz Koenig & Co., LLP
-----------------------------
Imowitz, Koenig & Co., LLP
Certified Public Accountants
622 Third Avenue, 33rd Floor
New York, N.Y.  10017
January 4, 2005
                                                                            8

                                                                 EXHIBIT 23.2

Cordovano and Honeck, PLC
Certified Public Accountants
201 Steele Street, Suite 300
Denver, Colorado  80206


                          INDEPENDENT AUDITORS CONSENT

We hereby consent to the reference to our firm under the heading "Experts" in the Registration Statement of Knight Fuller, Inc., on Form S-8 to be filed on or about January 6, 2005, with the Securities and Exchange Commission.


Cordovano and Honeck
-----------------------------
Cordovano and Honeck
Certified Public Accountants
Denver, Colorado
January 4, 2005

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